Exhibit 99.1

FOR IMMEDIATE RELEASE

XO Communications Reports First Quarter 2003 Results

Reston, VA — May 15, 2003 - XO Communications, Inc. today announced financial results for the three month period ending March 31, 2003. Total revenue was $286.1 million in the first quarter of 2003 versus $299.4 million for the fourth quarter of 2002. Total revenue for the first quarter of 2002 was $333.4 million. While the first quarter revenue drop was consistent with expectations due to recent trends in reduced demand from other telecommunications customers and customer bankruptcies, these trends were also positively impacted by increased customer installations and usage from larger customers.

“In the first quarter of 2003, XO experienced an up tick in sales activity from the levels seen in the previous few quarters,” said Nate Davis, XO COO. “We believe that we are poised to continue to attract new customers in this challenging market environment with our state-of-the-art broadband network, our vast product portfolio, and our dedicated 24 x 7 customer care service.”

Of the total revenue reported in the first quarter of 2003, $150.7 million was derived from voice services, which includes revenue from local, long distance and other enhanced voice services, and $102.0 million was attributable to data services, which includes Internet access, network access, and web hosting. Revenue from integrated voice and data services totaled $33.4 million in the first quarter of 2003.

XO reported an improvement in its loss from operations, which was $14.0 million for the first quarter of 2003, versus $176.5 million in the fourth quarter of 2002, and $182.7 million in the first quarter of 2002. This improvement in operating results was attributed to a combination of factors. The primary cause was a significant decrease in depreciation and amortization expense resulting from recording XO’s property and equipment and intangible assets at fair value as part of the application of fresh start accounting in connection with the completion of XO’s Chapter 11 proceeding. In addition, cost of service of $107.5 million declined in the first quarter of 2003 versus $122.0 million in the fourth quarter of 2002 and $140.4 million in the first quarter of 2002, primarily due to cost optimization programs that reduced expenses by transferring traffic from leased facilities onto XO’s owned or controlled facilities, cost reductions due to customer disconnects and approximately $6.4 million of net benefits associated with favorable resolution of disputed third party costs. XO anticipates that cost of service will increase to historical levels as a percentage of revenue in future periods, based on its expectation that the reduction in expenses resulting from favorable dispute resolutions will be less than it experienced in the first quarter of 2003.

Selling, operating and general expenses in the first quarter of 2003 also declined from prior periods to $166.2 million, from $168.4 million in the fourth quarter of 2002 and $205.3 million in the first quarter of 2002. The centralization of many functions and other cost reduction and restructuring initiatives as well as the effects of recording certain long term real estate contracts at their fair value, as required by fresh start accounting, all contributed to the reduction in these expenses. XO expects selling, operating and general expense to increase in absolute dollars for the remainder of 2003 due primarily to new sales incentive programs and increased compensation costs.

“I am delighted to join such a dynamic company and expect 2003 to be a critical year for XO,” said Carl Grivner, CEO of XO Communications. “Our success in the marketplace will be driven by our unique combination of network assets and current and future service offerings that give us the opportunity to provide our customers with the state of the art telecommunications services they demand and the customer service they deserve.”

XO’s liquidity position as of March 31, 2003 remained strong as a result of the company’s continued focus on cash conservation and expense management. XO reported $538.4 million of cash and marketable securities as of March 31, 2003 compared to cash and marketable securities of $561.0 million at December 31, 2002. This decrease resulted principally from a transfer of funds to an escrow deposit in conjunction with the consummation of our Plan of Reorganization. The Company expects that its cash and marketable securities on hand will be sufficient to fund its operations until cash flows generated by operations are sufficient to fund capital expenditure and debt service requirements.

“XO’s strong balance sheet, product portfolio, management team and customer base position the company well for future growth and success.” said Carl Icahn, Chairman of the Board.

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations and results of operations of XO, and XO’s estimate of the length of time that its cash and marketable securities will fund its operations. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.

For more information contact:
Kara Palamaras/ XO Communications Media and Industry Analysts 703-547-2011	Noelle Beams/ XO Communications Financial Analysts 703-547-2002

XO COMMUNICATIONS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Reorganized XO	Predecessor XO

	Three months ended	Three months ended
	March 31,	March 31,
	2003 (1)	2002

	(Unaudited)	(Unaudited)
Revenue	$286,093	$333,405
Costs and expenses:
Cost of service	107,506	140,367
Selling, operating, and general	166,235	205,250
Stock-based compensation	—	9,095
Depreciation and amortization (2)	26,367	161,356

Income (loss) from operations	(14,015)	(182,663)
Interest income	3,210	5,540
Interest expense, net (5)	(9,683)	(120,929)
Reorganization expense	—	(976)

Net income (loss) before cumulative effect of accounting change	(20,488)	(299,028)
Cumulative effect of accounting change (3)	—	(1,876,626)

Net income (loss)	(20,488)	(2,175,654)
Preferred stock dividends and accretion of preferred stock redemption obligation, net	—	(22,826)

Net income (loss) applicable to common shares	$(20,488)	$(2,198,480)

Net income (loss) per common share, basic and diluted:
Net income (loss) before cumulative effect of accounting change	$(0.22)	$(0.68)
Cumulative effect of accounting change	—	(4.24)

Net income (loss)	(0.22)	(4.92)
Preferred stock dividends and accretion of preferred stock redemption obligation, net	—	(0.05)

Net income (loss) per common share, basic and diluted	$(0.22)	$(4.97)

Weighted average shares, basic and diluted	95,000,001	442,205,796

XO COMMUNICATIONS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	Reorganized XO	Predecessor XO

	As of	As of
	March 31,	December 31,
	2003 (1)	2002

	(Unaudited)
Cash and marketable securities	$538,380	$560,983
Accounts receivable, net	105,549	116,541
Property and equipment, net (2)	476,509	2,780,589
Fixed wireless licenses and other intangibles, net (2)	129,137	984,614
Other assets, net	74,368	142,769

Total assets	$1,323,943	$4,585,496

Accounts payable and accrued expenses, not subject to compromise	$361,761	$405,073
Liabilities subject to compromise (4)	—	5,504,389
Long-term debt (5)	507,868	—
Redeemable preferred stock (4)	—	1,708,316
Total stockholders’ equity (deficit)	454,314	(3,032,282)

Total liabilities and stockholders’ equity (deficit)	$1,323,943	$4,585,496

Footnotes to Condensed Consolidated Financial Statements

(1)	On January 16, 2003, XO emerged from its Chapter 11 reorganization proceedings with a significantly restructured balance sheet due to the implementation of fresh start accounting under the provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganziation under the Bankruptcy Code,” (“SOP 90-7”). Due to the immateriality of the results of operations for the period between January 1, 2003 and the January 16, 2003 emergence date, XO has implemented fresh start accounting as of January 1, 2003. Fresh start accounting required XO to adjust the historical cost of its assets and liabilities to their fair values as determined based upon the total reorganization value of the reorganized company and that such value be allocated to the entity’s net assets. The accompanying balance sheet illustrates the impact of this revaluation. The accompanying consolidated statements of operations reflect the impact of the revaluation on ongoing operations, but do not reflect the $3,032 million one time reorganization gain that was recognized by the predecessor company in connection with XO’s recapitalization net of the impact from the implementation of fresh start accounting.

(2)	The implementation of fresh start accounting resulted in a reduction of the carrying value of XO’s property and equipment and fixed wireless licenses and other intangibles to their estimated fair value, which is significantly lower than historical cost. As a result, depreciation and amortization expense decreased in comparison to the prior period.

(3)	On January 1, 2002, XO performed the impairment tests of goodwill as required by Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangibles with indefinite lives are no longer amortized but must be tested for impairment annually or more frequently if an event indicates that the asset might be impaired. This impairment test under SFAS No. 142 is based on fair values determined by using market prices, current prices for similar assets and liabilities, or a discounted cash flow methodology. Based on these tests, XO recorded a $1,876.6 million impairment charge to write-off all of XO’s goodwill as a cumulative effect of accounting change during the first quarter of 2002.

(4)	Liabilities subject to compromise refer to liabilities that the Company had incurred prior to June 17, 2002, the date the Company filed for Chapter 11 protection. At December 31, 2002, liabilities subject to compromise consisted of the following (dollars in thousands):

Long term debt and capital leases	$5,174,929
Accrued interest and preferred stock dividends	295,820
Pre-petition accounts payable	33,640

$5,504,389

As a result of XO’s emergence from its Chapter 11 proceedings, XO’s long term debt (other than the $500 million of loans under Reorganized XO’s amended and restated credit agreement) and certain capital leases, as well as the accrued interest thereon, and redeemable preferred stock and preferred stock dividends were discharged pursuant to the Plan of Reorganization.

(5)	Long-term debt of Reorganized XO represents the outstanding principal amount of loans under an amended and restated credit agreement, pursuant to the terms of XO’s Plan of Reorganization. At March 31, 2003, long-term debt consisted of $500.0 million principal amount outstanding on the amended credit agreement and accrued interest thereon totaling $7.9 million.

XO COMMUNICATIONS, INC.
Operating Data
(Unaudited)

	As of	As of	As of	As of	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2003	2002	2002	2002	2002

Route miles (in thousands)	23.7	23.7	23.6	23.4	23.5
Fiber miles (in thousands)	1,152.7	1,245.3	1,232.4	1,224.5	1,204.4
On-net buildings	2,400	2,395	2,391	2,405	2,388
Voice grade equivalents (in millions)	16.7	17.4	17.4	18.2	20.9
Customers (in thousands)	89.8	91.8	96.0	99.2	100.8
Average monthly revenue per customer	$1,013	$1,031	$997	$1,046	$1,044
Employees	4,933	5,093	5,160	5,244	5,975

Operating Data Definitions

Route miles — The number of constructed miles of the telecommunications path in which XO-owned or controlled fiber optic cables are installed. These include metro and inter-city miles and exclude wavelength capacity.

Fiber miles — The number of route miles, as defined above, multiplied by XO’s estimate of the number of fibers along that path.

On-net buildings — Buildings connected to our networks by either XO-owned or controlled cable or fixed wireless antenna.

Voice grade equivalents — Voice grade equivalent is a digital broadband equivalent of 64 kilobits per second, known as DS-0 level, the standard capacity of a voice grade line, and measures the network utilization of both our voice and data services.

Customers — The number of revenue-generating invoices as of the end of the respective period. This statistic excludes customers of XO’s European operations, which was disposed of in February 2002, as well as consumer dial up and shared hosting accounts.

Average monthly revenue per customer — Represents revenue for the quarter divided by the average monthly customer count for the quarter determined based on the number of customers (as defined above) at the end of each month within the quarter. This calculation excludes both the associated revenue and customer counts for XO’s disposed European operations as well as consumer dial-up and shared hosting accounts. Average monthly revenue per customer is not a measure under GAAP but rather, it is a measure employed by management to view revenue results adjusted for revenue derived from products whose pricing and customer mix is not representative. XO uses average monthly revenue per customer only as a supplemental measure of XO’s revenue performance. XO’s method of computation may not be comparable to other similarly titled measures used by other companies. Average monthly revenue per customer is presented because it illustrates XO’s ability to sell additional services to its customer base in order to maximize customer revenue. XO believes average monthly revenue per customer is a meaningful indicator that can be used by investors to analyze and compare XO’s revenue performance between periods and to compare the revenue performance of other companies.

The following is a reconciliation of quarterly revenue to average monthly revenue per customer.

	As of	As of	As of	As of	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2003	2002	2002	2002	2002

Quarterly revenue (in thousands)	$286,093	$299,442	$301,526	$325,480	$333,405
Less: Europe, shared hosting and consumer dial-up quarterly revenue (in thousands)	9,895	10,290	11,075	11,585	18,692

Quarterly revenue applicable to revenue per customer calculation (in thousands)	$276,198	$289,152	$290,451	$313,895	$314,713
Average customer count (in millions)	90.9	93.5	97.1	100.0	100.5

Quarterly revenue per customer	$3,038	$3,093	$2,991	$3,139	$3,132
Average monthly revenue per customer (quarterly revenue per customer divided by 3)	$1,013	$1,031	$997	$1,046	$1,044